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                                                                    EXHIBIT 12.1


       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                        (IN THOUSANDS, EXCEPT RATIO DATA)


                                                                             FISCAL YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------------------------------------------
                                                       2003             2002             2001            2000              1999
                                                       ----             ----             ----            ----              ----
Loss before benefit for taxes on loss               $(28,340)        $(29,883)        $(23,485)       $(11,883)          $(4,964)
Add-fixed charges                                        174               70               60              43                29
                                                    --------         --------         --------        --------           -------
Income before taxes and fixed charges                (28,166)         (29,813)         (23,425)        (11,840)           (4,935)

Fixed charges:
Estimated interest component of rental expense           174               70               60              43                29
                                                    --------         --------         --------        --------           -------
Ratio of earnings before taxes and fixed charges
 To fixed charges                                         (1)              (1)              (1)          (1)(2)            (1)(2)

(1) During each of these periods, our earnings were less than our fixed charges. The amount of such deficiency was approximately $15.8 million for the six months ended June 30, 2003, and $29.9 million, $23.5 million, $11.9 million, $5.0 million and $3.6 million for fiscal years 2002, 2001, 2000, 1999 and 1998, respectively.

(2) During each of these periods, our earnings were less than our combined fixed charges and preferred dividends. The amount of such deficiency was approximately $11.9 million, $5.0 million and $3.6 million for fiscal years 2000, 1999 and 1998, as dividends were at the discretion of the board of directors none of which were declared.